Exhibit 99.1

At Origen:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 30, 2008
ORIGEN FINANCIAL ANNOUNCES AGREEMENT TO SELL SERVICING
PLATFORM ASSETS TO GREEN TREE SERVICING LLC
SOUTHFIELD, MI — April 30, 2008 — Origen Financial, Inc. (Nasdaq: ORGN), a real estate investment trust that is in the business of originating and servicing manufactured housing loans, today announced it has entered into an agreement for the sale of its servicing platform assets to Green Tree Servicing LLC (“Green Tree”), a leading servicer of manufactured housing loans, as well as other residential and consumer loans. Upon completion, the transaction will include the transfer of approximately $1.6 billion of manufactured housing loans. Proceeds from the sale would be used to retire a $15 million loan secured by the servicing assets, to partially repay a $46 million secured loan facility entered into in April 2008 and for working capital. As part of the sale transaction, Green Tree will assume the lease for Origen’s Fort Worth, Texas servicing facility.
Completion of the sale is conditioned on approval by Origen’s stockholders, consents by third parties, including trustees of securitization trusts and rating agencies, and other customary closing conditions for transactions of this type. Origen expects to present the proposed sale for approval at its annual meeting of stockholders to be held in late June 2008. Certain of Origen’s executive management and each of Origen’s directors have entered into a voting agreement in support of the transaction. There is no assurance that the sale transaction will be completed.
Ronald A. Klein, Origen’s Chief Executive Officer, stated, “As previously announced on March 13, 2008, recent and current conditions in the credit markets have adversely impacted Origen’s ability to originate loans for its own portfolio. As a result, Origen has recorded significant losses from the write off of goodwill, suspended origination of new loans for its owned-loan portfolio, sold its recently originated unsecuritized loans at a loss and used the proceeds of that sale and a new secured credit facility to pay off our previous credit facilities. Our Board has now determined that it is in the best interests of our stockholders to sell the servicing platform to Green Tree.”
Mr. Klein added that, “With the agreement to sell our servicing platform, we are focused on trying to sell our origination platform assets and right size our employee and cost structure to accommodate the continued management of our $1 billion securitized loan portfolio. The servicing sale does not reflect on the credit performance or long-term realizable value of Origen’s loan portfolio, which in management’s opinion continues to
-MORE-

Origen Financial, Inc.
Add 1
remain very high. We are pleased that in Green Tree, we have a new servicer for our loans that enjoys a well-deserved reputation for excellence and expertise as a manufactured home loan servicer.”
About Green Tree Servicing LLC
Green Tree, a privately held financial services organization headquartered in St. Paul, Minnesota, services the nation’s largest portfolio of secured manufactured housing consumer loans and installment contracts, and is a leading servicer of residential mortgage loans and other consumer loan products. Green Tree operates service centers in Tempe, Arizona and Rapid City, South Dakota as well as 30 regional offices located throughout the United States. Upon completion of this transaction, combined with other recent acquisitions, Green Tree’s loan servicing portfolio will grow to over $22 billion. For more information about Green Tree, please visit http://www.gtservicing.com.
ORGN-G
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan. For more information about Origen, please visit http://www.origenfinancial.com.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission (the “SEC”). In addition, as reported in this release, Origen
-MORE-

Origen Financial, Inc.
Add. 2
is selling a substantial portion of its assets, which injects considerable uncertainty beyond risks associated with a continuing business enterprise. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
Additional Information and Where it Can Be Found
In connection with the proposed sale transaction, Origen will file a proxy statement and other materials with the Securities and Exchange Commission. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ORIGEN AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement and a related proxy card (when available) as well as other filed documents containing information about Origen at http://www.sec.gov, the SEC’s website. Free copies of Origen’s SEC filings are also available at http://www.origenfinancial.com, Origen’s website.
Origen and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Origen’s stockholders with respect to the proposed sale transaction. Information regarding the officers and directors of Origen is included in its Amendment No. 1 to Annual Report for the year ended December 31, 2007 on Form 10-K/A filed with the SEC on April 29, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed sale transaction.
-###-